UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

June 28, 2005
Date of Report (Date of earliest event reported)

MECHANICAL TECHNOLOGY INCORPORATED
(Exact name of registrant as specified in its chapter)

NEW YORK	0-6890	14-1462255
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

431 NEW KARNER ROAD, ALBANY, NEW YORK 12205 (Address of principal executive offices) (Zip Code)

Registrant's telephone number, including area code: (518) 533-2200

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

     [ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

     [ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

     [ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

     [ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

1

Item 1.01. Entry into a Material Definitive Agreement

On June 28, 2005, non-management members of the MTI Board of Directors received annual stock option compensation pursuant to the December 16, 2004 MTI Board of Directors Compensation Plan for Non-management Directors which became effective January 1, 2005. This compensation was as follows 1) non-management directors received options to purchase 20,000 shares of the Company's common stock, 2) the Chairman of the Audit Committee received additional options to purchase 7,500 shares of the Company's common stock, 3) members of the Audit Committee each received additional options to purchase 3,750 shares of the Company's common stock, 4) the Chairman of the Compensation, Nominating and Governance Committee received additional options to purchase 5,000 shares of the Company's common stock, and 5) members of the Compensation, Nominating and Governance Committee each received additional options to purchase 2,500 shares of the Company's common stock. All options were issued to directors on the date of the Annual Meeting and were priced based on the closing price of the Company's stock on the NASDAQ National Market System on the date of grant and were immediately vested. The Annual Meeting was held on June 28, 2005 and the closing price of the Company's stock on the NASDAQ National Market System was $3.42.

Item 1.02. Termination of a Material Definitive Agreement

 On June 28, 2005, Mr. Dale W. Church, President of Government Systems of Mechanical Technology Incorporated ("MTI" or the "Company") requested that his employment contract, which is due to expire on June 30, 2005, not be extended so that he may pursue other interests. Mr. Church will continue as a member of the Board of Directors of both MTI and MTI MicroFuel Cells Inc, a majority-owned subsidiary of the Company.

Mr. Church's employment agreement with the Company provides for a base salary of $20,000 per month and expires on June 30, 2005. He will receive his base salary and benefits for six months if his employment is not continued after the end of his contract term. As a result of the non-renewal of his contract, Mr. Church will receive his base salary and benefits for six months beginning July 1, 2005.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
MECHANICAL TECHNOLOGY INCORPORATED

Date: June 30, 2005	By: /S/ CYNTHIA A. SCHEUER Name: Cynthia A. Scheuer
Title: Vice President, Chief Financial Officer and Secretary